Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Silence Therapeutics plc of our report dated June 22, 2020 relating to the financial statements of Silence Therapeutics plc, which appears in this Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Cambridge, United Kingdom

March 8, 2021